HomeStreet, Inc. Reports First Quarter 2016 Results
Net Income of $6.4 Million, or $0.27 per Diluted Share
Core Net Income 1 of $9.8 Million, or $0.41 per Diluted Share
SEATTLE – April 25, 2016 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $6.4 million, or $0.27 per diluted share, for the first quarter of 2016, compared to net income of $8.7 million, or $0.39 per diluted share, for the fourth quarter of 2015 and $10.3 million, or $0.59 per diluted share, for the first quarter of 2015. Core net income1 for the quarter was $9.8 million, or $0.41 per diluted share, compared to core net income1 of $8.8 million, or $0.39 per diluted share, for the fourth quarter of 2015 and $11.6 million, or $0.67 per diluted share, for the first quarter of 2015.
Key highlights:

▪	Completed the acquisition of Orange County Business Bank ("OCBB") located in Irvine, California

▪	Total assets of $5.42 billion grew $522.8 million, or 10.7%, from $4.89 billion at December 31, 2015

▪	Loans held for investment, net, grew by $330.8 million, or 10.4%, from December 31, 2015

▪	Deposits grew $591.1 million, or 18.3%, from December 31, 2015 to $3.82 billion

▪	In addition to the OCBB location, during the quarter we also opened three retail deposit branches, one home-loan center, one commercial lending center, and one commercial real estate lending center
Consolidated results:

▪
Return on average tangible shareholders' equity,[1] excluding merger-related items, net of tax, was 8.08% in the first quarter of 2016 compared with 7.80% in the fourth quarter of 2015 and 13.09% in the first quarter of 2015

▪	Net interest income was $40.7 million in the first quarter of 2016 compared with $39.7 million in the fourth quarter of 2015 and $30.7 million in the first quarter of 2015

▪	Net interest margin was 3.55% compared with 3.61% in the fourth quarter of 2015 and 3.60% in the first quarter of 2015

▪
Noninterest income, excluding merger-related items, was $71.7 million in the first quarter of 2016 compared with $65.0 million in the fourth quarter of 2015 and $68.7 million in the first quarter of 2015

▪
Average interest-earning assets of $4.63 billion increased $177.2 million, or 4.0% from $4.45 billion in the fourth quarter of 2015 and increased $1.16 billion or 33.3% from $3.47 billion in the first quarter of 2015

(1) For notes on non-GAAP financial measures, please see page 9. For additional information, see page 30.

Segment results:

◦	Commercial and Consumer Banking

▪
Commercial and Consumer Banking segment recorded net income, excluding merger-related items, net of tax, in all periods, of $4.9 million for the current quarter compared with $8.5 million for the fourth quarter of 2015 and $1.2 million for the first quarter of 2015

▪
Loans held for investment, net, of $3.52 billion increased $330.8 million, or 10.4%, from December 31, 2015. Included in the first quarter increase were $125.8 million of loans added from the acquisition of OCBB

▪	Deposits of $3.82 billion increased $591.1 million, or 18.3%, from December 31, 2015. Included in the first quarter increase were $126.5 million of deposits added from the acquisition of OCBB

▪	Nonperforming assets were $23.3 million, or 0.43% of total assets at March 31, 2016, compared to $24.7 million, or 0.50% of total assets at December 31, 2015

▪
Excluding FHA-insured and VA-guaranteed single family mortgage loans and SBA-guaranteed loans, delinquent loans were $22.1 million, or 0.64% of total non-FHA/VA loans at March 31, 2016, compared to $20.4 million, or 0.65% of total non-FHA/VA loans at December 31, 2015

◦Mortgage Banking

▪
Mortgage Banking segment net income was $4.9 million for the first quarter of 2016 compared with net income of $301 thousand for the fourth quarter of 2015 and net income of $10.3 million for the first quarter of 2015

▪
Mortgage Banking segment net gain on mortgage loan origination and sale activities was $59.5 million in the first quarter of 2016 compared to $43.5 million in the fourth quarter of 2015 and $60.7 million in the first quarter of 2015

▪	Single family mortgage interest rate lock commitments were $1.80 billion, up 34.6%, from $1.34 billion in the fourth quarter of 2015 and down 5.1%, from $1.90 billion in the first quarter of 2015

▪	Single family mortgage closed loan volume was $1.57 billion, down 4.6% from $1.65 billion in the fourth quarter of 2015 and down 2.1% from $1.61 billion in the first quarter of 2015

▪
The portfolio of single family loans serviced for others increased to $15.98 billion at March 31, 2016, up 4.1% from $15.35 billion at December 31, 2015 and up 34.2% from $11.91 billion at March 31, 2015

“We are pleased with our results for the first quarter,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We completed our acquisition of Orange County Business Bank, which added a retail branch in Orange County, California as well as a talented commercial lending group that we expect will help us accelerate our strategy to grow and diversify our business throughout Southern California. We also invested in organic growth by opening two retail branches in San Diego, California; one retail branch in Kaimuki, Hawaii, a suburb of Honolulu; a single family lending center in Mesa, Arizona; a commercial lending center in Spokane, Washington; and a commercial real estate lending center in Dallas, Texas.”

“Despite these investments for growth, our net income, excluding merger-related items, net of tax, was $9.8 million, representing a return on tangible shareholders’ equity of 8.1%.  The quarter’s results were negatively impacted by seasonally higher payroll taxes, synergies yet to be achieved from the OCBB acquisition, the six de-novo offices that we opened during the quarter, and lower gains on the sale of securities and commercial loans.  Total assets grew $522.8 million to $5.42 billion during the quarter, 62.3% of which was organic growth; and asset quality continued to improve with nonperforming assets declining to 0.43% of total assets.  Reflecting the progress against our strategy of expanding our Commercial and Consumer Banking segment, we are proud of net interest income after provision for credit losses growing by 11.0% from the fourth quarter.”

“Lastly, the Company was proud to receive an investment grade rating of BBB- on senior unsecured debt by Kroll Bond Rating Agency. This rating confirms the progress we have made in repositioning and diversifying our business and will allow us added flexibility in managing our capital needs. The Company has no such debt outstanding at this time.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the first quarter of 2016 was $40.7 million, up $1.0 million, or 2.4%, from the fourth quarter of 2015 and up $10.0 million, or 32.4%, from the first quarter of 2015 primarily as a result of growth in average interest-earning assets. In the first quarter of 2016, our net interest margin, on a tax equivalent basis, was 3.55% compared to 3.61% in the fourth quarter of 2015 and 3.60% in the first quarter of 2015. The decrease in our net interest margin was primarily due to higher cost of interest-bearing funds.
Total average interest-earning assets in the first quarter of 2016 increased $177.2 million, or 4.0%, from the fourth quarter of 2015 primarily due to an 8.9% increase in average balances of loans held for investment. Total average interest-earning assets increased 33.3% from the first quarter of 2015 primarily due to overall growth in the Company, both organically and through merger activities.
Noninterest Income
Noninterest income in the first quarter of 2016 was $71.7 million, up $6.3 million, or 9.6%, from $65.4 million in the fourth quarter of 2015 and down $3.7 million, or 4.9%, from $75.4 million in the first quarter of 2015. The increase in noninterest income compared to the prior quarter was primarily due to a $14.6 million increase in net gain on mortgage origination and sale activities resulting from a 34.6% increase in single family rate lock volume, partially offset by a $5.4 million decrease in mortgage servicing income. The decrease in noninterest income compared to the first quarter of 2015 was primarily due to a bargain purchase gain of $6.6 million recorded in the first quarter of 2015 in connection with our acquisition of Simplicity Bancorp. No such gain was recorded in the first quarter of 2016.
Noninterest Expense
Noninterest expense for the first quarter of 2016 was $101.4 million compared with $92.7 million for the fourth quarter of 2015 and $89.5 million for the first quarter of 2015. Included in noninterest expense for these periods were merger-related expenses of $5.2 million for the first quarter of 2016, $754 thousand for the fourth quarter of 2015 and $12.2 million for the first quarter of 2015. Excluding merger-related expenses, noninterest expense for the first quarter of 2016 was $96.2 million compared with $92.0 million for the fourth quarter of 2015 and $77.3 million for the first quarter of 2015. The increase of $18.8 million, or 24.4%, from the first quarter of 2015 was primarily due to increased salary and related costs and other expenses related to growth of the Company, both organically and through merger activities.

As of March 31, 2016, we had 2,264 full-time equivalent employees, a 5.8% increase from 2,139 employees as of December 31, 2015, and a 23.8% increase from 1,829 employees as of March 31, 2015. During the twelve-month period ended March 31, 2016, we added eight home loan centers, four commercial lending centers and eight retail deposit branches to bring our total home loan centers to 65, commercial loan centers to eight and our total retail deposit branches to 48.
Income Taxes
For the first quarter of 2016, income tax provision was $3.2 million with an effective tax rate of 33.6% (inclusive of discrete items), compared to a provision of $1.8 million for the fourth quarter of 2015, and $3.3 million for the first quarter of 2015.
Our effective income tax rate for the first quarter of 2016 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income, and low-income housing tax credit investments.
Business Segments
Commercial and Consumer Banking Segment

On February 1, 2016, we acquired OCBB, a banking corporation in Irvine, California. Adding OCBB’s branch and our two new San Diego branches brings HomeStreet’s Southern California retail deposit branch network to ten locations. Management believes that the OCBB acquisition complements our expansion of banking activities into California, which in 2015 included the Simplicity acquisition as well as the launch of two specialized lending groups based in Southern California, a commercial real estate lending group and an SBA lending group.
Commercial and Consumer Banking segment net income was $1.5 million in the first quarter of 2016 compared with net income of $8.4 million in the fourth quarter of 2015 and net loss of $14 thousand in the first quarter of 2015. Excluding merger-related items, net of tax, in all periods, net income was $4.9 million in the first quarter of 2016, representing 50.3% of consolidated net income, compared to net income of $8.5 million in the fourth quarter of 2015 and net income of $1.2 million in the first quarter of 2015. The decrease in this segment's net income, excluding merger-related items, net of tax, in the quarter compared to the fourth quarter of 2015 was primarily due to lower noninterest income resulting from lower gains on sale of loans and investment securities available for sale, and higher noninterest expense resulting from the expansion of our commercial and consumer banking activities.
During the first quarter of 2016, Commercial and Consumer Banking segment net income, excluding merger-related items, net of tax, increased $3.7 million, or 296.1%, from $1.2 million in the first quarter of 2015, primarily due to a $10.5 million increase in net interest income resulting from higher average balances of interest-earning assets, partially offset by a $7.9 million increase in noninterest expense. These increases were the combined result of merger activities and organic growth.
We recorded a $1.4 million provision for credit losses in the first quarter of 2016 compared to a provision of $1.9 million in the fourth quarter of 2015 and $3.0 million in the first quarter of 2015.

Loans Held for Investment
Loans held for investment, net, were $3.52 billion at March 31, 2016, an increase of $330.8 million, or 10.4%, from December 31, 2015 and an increase of $695.4 million, or 24.6%, from March 31, 2015. Included in the increase was $125.8 million of loans from the OCBB acquisition. New loan commitments in the first quarter of 2016 totaled $469.2 million and originations totaled $317.9 million. During the quarter, we added loan commitments that included $129.3 million of consumer loans, $146.6 million of commercial real estate and multifamily permanent loans, $12.6 million of commercial business loans and $180.8 million of construction loans, including $105.9 million in residential construction, $47.5 million in single family custom construction, $24.6 million in multifamily construction and $2.8 million in commercial real estate construction.
Asset Quality
Reflecting improved asset quality, nonperforming assets and nonaccrual loans decreased $1.4 million and $1.2 million, respectively, at March 31, 2016 compared to December 31, 2015. Delinquent loans of $68.8 million, or 1.94% of total loans at March 31, 2016, increased from $66.2 million, or 2.05% of total loans at December 31, 2015. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $22.1 million, or 0.64% of total non-FHA/VA loans at March 31, 2016, compared to $20.4 million, or 0.65% of total non-FHA/VA loans at December 31, 2015.
The allowance for loan losses was $31.3 million at March 31, 2016 compared with $29.3 million at December 31, 2015 and $24.9 million at March 31, 2015. The allowance for loan losses as a percentage of loans held for investment was 0.88% at March 31, 2016 compared with 0.91% at December 31, 2015 and 0.87% at March 31, 2015. Excluding acquired loans, which were recorded at a net discount at the time of acquisition, the allowance for loan losses as a percentage of total loans was 1.07% at March 31, 2016, compared with 1.10% at December 31, 2015 and 1.15% at March 31, 2015. Net recoveries in the first quarter of 2016 totaled $364 thousand, compared to net recoveries of $872 thousand in the fourth quarter of 2015 and net recoveries of $104 thousand in the first quarter of 2015.
Deposits
Deposit balances were $3.82 billion at March 31, 2016 compared to $3.23 billion at December 31, 2015 and $3.34 billion at March 31, 2015. Included in this increase was $126.5 million in deposits from the OCBB acquisition. Transaction and savings deposits increased $266.2 million, or 12.0%, from December 31, 2015, while certificates of deposit increased $168.7 million, or 23.0%, during the same period.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $36.6 million for the first quarter of 2016 compared with $29.5 million for the fourth quarter of 2015 and $35.7 million for the first quarter of 2015. Included in noninterest expense for these periods were merger-related expenses of $5.2 million, $754 thousand and $12.2 million, respectively. Excluding the merger-related expenses in all periods, noninterest expense increased primarily due to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. During 2015 and 2016, we launched a new division of HomeStreet Bank, HomeStreet Commercial Capital, which is a commercial real estate lending group based in Orange County, California and serving customers in the western U.S., added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California, acquired eight retail deposit branches in California and one retail deposit branch in Eastern Washington and opened six de novo retail deposit branches in the Seattle area, California and Hawaii.

Mortgage Banking Segment
Net income for the Mortgage Banking segment was $4.9 million in the first quarter of 2016, compared with $301 thousand in the fourth quarter of 2015 and $10.3 million in the first quarter of 2015. The $4.6 million increase in net income from the fourth quarter of 2015 was primarily due to higher net gain on single family mortgage loan origination and sale activities resulting from higher interest rate lock commitments. The $5.5 million decrease in net income from the first quarter of 2015 was primarily due to higher noninterest expense resulting from the continued growth and expansion of our mortgage banking segment and increased costs resulting from new regulatory and disclosure requirements for the mortgage industry.
Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $1.80 billion in the first quarter of 2016, an increase of $463.6 million, or 34.6%, from $1.34 billion in the fourth quarter of 2015 and a decrease of $97.5 million, or 5.1%, from $1.90 billion in the first quarter of 2015. The increase from the fourth quarter of 2015 was primarily the result of increased single family refinance mortgage activity and the continued expansion of our mortgage production staff into new markets.
Single family closed loan volume designated for sale was $1.57 billion in the first quarter of 2016, down $75.6 million, or 4.6%, from $1.65 billion in the fourth quarter of 2015 and down $33.7 million, or 2.1%, from $1.61 billion in the first quarter of 2015. At March 31, 2016, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.45 billion, compared to $1.06 billion at December 31, 2015 and $1.51 billion at March 31, 2015.
Net gain on single family mortgage loan origination and sale activities in the first quarter of 2016 was $59.5 million compared to $43.5 million in the fourth quarter of 2015 and $60.7 million in the first quarter of 2015.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the first quarter of 2016 was 336 basis points, compared with 319 basis points in the fourth quarter of 2015 and 336 basis points in the first quarter of 2015.
Mortgage Servicing
Single family mortgage servicing income in the first quarter of $7.3 million was comprised of $3.8 million of net servicing income and $3.5 million of risk management results. Mortgage servicing income decreased $5.5 million, or 42.9%, from $12.8 million in the fourth quarter of 2015 and increased $3.5 million, or 89.5%, from $3.9 million in the first quarter of 2015. The decrease from the fourth quarter of 2015 was primarily the result of lower risk management results. The increase from the first quarter of 2015 was primarily the result of increased servicing fees collected primarily due to the growth in loans serviced for others and a decrease in modeled amortization primarily due to lower decay.
Single family mortgage servicing fees collected in the first quarter of 2016 increased $406 thousand, or 3.8%, from the fourth quarter of 2015 and increased $2.9 million, or 35.6%, from the first quarter of 2015. The increases were primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $15.98 billion at March 31, 2016 compared with $15.35 billion at December 31, 2015 and $11.91 billion at March 31, 2015.
Noninterest Expense
Mortgage Banking segment noninterest expense of $64.7 million increased $1.5 million, or 2.4%, from the fourth quarter of 2015 and increased $10.9 million, or 20.3%, from the first quarter of 2015, primarily due to the continued expansion of offices in new markets and increases of our mortgage production and support staff along with related salary, insurance, and benefit costs as well as increased costs resulting from new regulatory and disclosure requirements for the mortgage industry.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 26, 2016 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Melba Bartels, Senior Executive Vice President and CFO, will discuss first quarter 2016 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10082831 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10082831.

The information to be discussed in the conference call will be available on the company's web site after the market closes on Monday, April 25, 2016.
About HomeStreet
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate our recent acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. The acquisition of Orange County Business Bank may require significant management attention, and, along with other recent transactions, including the acquisition of the Dayton branch from AmericanWest Bank, may fall short of anticipated size and value. We may not realize the benefits expected from our recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2015. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2015 has been derived from our audited financial statements for the year then ended as included in our 2015 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2015, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2016 net income to the corresponding periods of fiscal 2015. We believe this information is useful to investors who are seeking to exclude the after-tax impact of merger-related expenses and a bargain purchase gain, both of which we recorded in connection with our mergers with Simplicity Bancorp on March 1, 2015 and OCBB on February 1, 2016 and with our acquisition of a retail deposit branch in Dayton, Washington on December 11, 2015. We also have presented adjusted expenses, which eliminate costs incurred in connection with the mergers. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate merger-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios and tangible book value per share of common stock which are non-GAAP financial measures.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain merger-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Income statement data (for the period ended):
Net interest income	$40,691	$39,740	$39,634	$38,230	$30,734
Provision for credit losses	1,400	1,900	700	500	3,000
Noninterest income	71,708	65,409	67,468	72,987	75,373
Noninterest expense	101,353	92,725	92,026	92,335	89,482
Merger-related expenses (included in noninterest expense)	5,198	754	437	3,208	12,165
Income before taxes	9,646	10,524	14,376	18,382	13,625
Income tax expense	3,239	1,846	4,415	6,006	3,321
Net income	$6,407	$8,678	$9,961	$12,376	$10,304
Basic earnings per common share	$0.27	$0.39	$0.45	$0.56	$0.60
Diluted earnings per common share	$0.27	$0.39	$0.45	$0.56	$0.59
Common shares outstanding	24,550,219	22,076,534	22,061,702	22,065,249	22,038,748
Weighted average common shares
Basic	23,676,506	22,050,022	22,035,317	22,028,539	17,158,303
Diluted	23,877,376	22,297,183	22,291,810	22,292,734	17,355,076
Shareholders' equity per share	$21.55	$21.08	$20.87	$20.29	$19.94
Tangible book value per share (1)	$20.37	$20.16	$19.95	$19.35	$18.97

Financial position (at period end):
Cash and cash equivalents	$46,356	$32,684	$37,303	$46,197	$56,864
Investment securities	687,081	572,164	602,018	509,545	476,102
Loans held for sale	696,692	650,163	882,319	972,183	865,322
Loans held for investment, net	3,523,551	3,192,720	3,012,943	2,900,675	2,828,177
Mortgage servicing rights	148,851	171,255	146,080	153,237	121,722
Other real estate owned	7,273	7,531	8,273	11,428	11,589
Total assets	5,417,252	4,894,495	4,975,653	4,866,248	4,604,403
Deposits	3,823,027	3,231,953	3,307,693	3,322,653	3,344,223
FHLB advances	883,574	1,018,159	1,025,745	922,832	669,419
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	9,450
Shareholders’ equity	$529,132	$465,275	$460,458	$447,726	$439,395

Financial position (averages):
Investment securities	$625,695	$584,519	$539,330	$506,904	$462,762
Loans held for investment	3,399,479	3,120,644	2,975,624	2,861,223	2,370,763
Total interest-earning assets	4,629,507	4,452,326	4,394,557	4,266,382	3,473,652
Total interest-bearing deposits	2,734,975	2,587,125	2,573,512	2,626,925	2,205,585
Federal Home Loan Bank advances	896,726	987,803	887,711	783,801	515,958
Federal funds purchased and securities sold under agreements to repurchase	—	100	—	4,336	41,734
Total interest-bearing liabilities	3,693,558	3,636,885	3,523,080	3,476,919	2,825,134
Shareholders’ equity	$510,883	$470,635	$460,489	$455,721	$370,008
Other data:
Full-time equivalent employees (ending)	2,264	2,139	2,100	1,964	1,829

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2016		Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Financial performance:
Return on average shareholders’ equity (2)	5.02%		7.38%	8.65%	10.86%	11.14%
Return on average tangible shareholders' equity(1)	5.29%		7.71%	9.06%	11.39%	11.67%
Return on average assets	0.51%		0.71%	0.83%	1.06%	1.08%
Net interest margin (3)	3.55%		3.61%	3.67%	3.63%	3.60%
Efficiency ratio (4)	90.17%		88.18%	85.92%	83.02%	84.33%
Core efficiency ratio (1)(5)	85.55%		87.79%	86.16%	80.08%	77.72%
Asset quality:
Allowance for credit losses	$32,423		$30,659	$27,887	$26,448	$25,628
Allowance for loan losses/total loans(6)	0.88%		0.91%	0.89%	0.88%	0.87%
Allowance for loan losses/nonaccrual loans	195.51%		170.54%	138.27%	120.97%	117.48%
Total nonaccrual loans(7)(8)	$16,012		$17,168	$19,470	$21,308	$21,209
Nonaccrual loans/total loans	0.45%		0.53%	0.64%	0.73%	0.74%
Other real estate owned	$7,273		$7,531	$8,273	$11,428	$11,589
Total nonperforming assets(8)	$23,285		$24,699	$27,743	$32,736	$32,798
Nonperforming assets/total assets	0.43%		0.50%	0.56%	0.67%	0.71%
Net (recoveries) charge-offs	$(364)		$(872)	$(739)	$(320)	$(104)
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.17%	(9)	9.45%	9.69%	9.46%	11.47%	(10)
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.95%	(9)	13.03%	13.35%	13.17%	13.75%
Tier 1 risk-based capital (to risk-weighted assets)	12.95%	(9)	13.03%	13.35%	13.17%	13.75%
Total risk-based capital (to risk-weighted assets)	13.78%	(9)	13.91%	14.15%	13.97%	14.57%
Risk-weighted assets	$3,887,337		$3,490,098	$3,454,777	$3,306,325	$3,127,427
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	10.50%	(9)	9.94%	10.00%	9.87%	11.95%	(10)
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.50%	(9)	10.51%	10.65%	10.66%	11.12%
Tier 1 risk-based capital (to risk-weighted assets)	11.78%	(9)	11.93%	12.09%	12.02%	12.55%
Total risk-based capital (to risk-weighted assets)	12.51%	(9)	12.69%	12.79%	12.72%	13.26%
Risk-weighted assets	$4,424,404		$4,021,566	$3,950,823	$3,793,345	$3,586,636

(1)
Tangible equity ratios, tangible book value per share of common stock and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for merger-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.07%, 1.10%, 1.11%, 1.12% and 1.15% at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $2.6 million, $1.2 million, $1.5 million, $1.2 million and $1.4 million of nonperforming loans guaranteed by the SBA at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

(9)	Regulatory capital ratios at March 31, 2016 are preliminary.

(10)
March 31, 2015 Tier 1 leverage capital (to average assets) includes average assets from the Simplicity merger for one month. If the Simplicity merger had occurred on January 1, 2015, the Bank's Tier 1 leverage capital would have been 9.95% and the Company's Tier 1 leverage capital would have been 10.38% at March 31, 2015.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		%
(in thousands, except share data)	2016	2015	Change

Interest income:
Loans	$42,734	$31,647	35%
Investment securities	3,053	2,394	28
Other	267	205	30
	46,054	34,246	34
Interest expense:
Deposits	3,569	2,582	38
Federal Home Loan Bank advances	1,419	612	132
Federal funds purchased and securities sold under agreements to repurchase	—	5	(100)
Long-term debt	311	265	17
Other	64	48	33
	5,363	3,512	53
Net interest income	40,691	30,734	32
Provision for credit losses	1,400	3,000	(53)
Net interest income after provision for credit losses	39,291	27,734	42
Noninterest income:
Net gain on mortgage loan origination and sale activities	61,263	61,887	(1)
Mortgage servicing income	8,129	4,297	89
Income from WMS Series LLC	136	564	(76)
Depositor and other retail banking fees	1,595	1,139	40
Insurance agency commissions	394	415	(5)
Gain on sale of investment securities available for sale	35	—	NM
Bargain purchase gain	—	6,628	(100)
Other	156	443	(65)
	71,708	75,373	(5)
Noninterest expense:
Salaries and related costs	67,284	57,593	17
General and administrative	15,522	12,825	21
Amortization of core deposit intangibles	532	336	58
Legal	443	467	(5)
Consulting	1,672	5,565	(70)
Federal Deposit Insurance Corporation assessments	716	525	36
Occupancy	7,155	5,840	23
Information services	7,534	6,120	23
Net cost from operation and sale of other real estate owned	495	211	135
	101,353	89,482	13
Income before income taxes	9,646	13,625	(29)
Income tax expense	3,239	3,321	(2)
NET INCOME	$6,407	$10,304	(38)

Basic income per share	$0.27	$0.60	(55)
Diluted income per share	$0.27	$0.59	(54)
Basic weighted average number of shares outstanding	23,676,506	17,158,303	38
Diluted weighted average number of shares outstanding	23,877,376	17,355,076	38
NM = not meaningful

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Interest income:
Loans	$42,734	$41,018	$41,012	$38,944	$31,647
Investment securities	3,053	3,164	2,754	3,278	2,394
Other	267	256	224	218	205
	46,054	44,438	43,990	42,440	34,246
Interest expense:
Deposits	3,569	3,145	3,069	3,005	2,582
Federal Home Loan Bank advances	1,419	1,192	958	906	612
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	3	5
Long-term debt	311	289	278	272	265
Other	64	72	51	24	48
	5,363	4,698	4,356	4,210	3,512
Net interest income	40,691	39,740	39,634	38,230	30,734
Provision for credit losses	1,400	1,900	700	500	3,000
Net interest income after provision for credit losses	39,291	37,840	38,934	37,730	27,734
Noninterest income:
Net gain on mortgage loan origination and sale activities	61,263	46,642	57,885	69,974	61,887
Mortgage servicing income	8,129	13,535	4,768	1,831	4,297
Income from WMS Series LLC	136	196	380	484	564
Depositor and other retail banking fees	1,595	1,642	1,701	1,399	1,139
Insurance agency commissions	394	499	477	291	415
Gain on sale of investment securities available for sale	35	1,404	1,002	—	—
Bargain purchase gain (adjustment)	—	381	796	(79)	6,628
Other	156	1,110	459	(913)	443
	71,708	65,409	67,468	72,987	75,373
Noninterest expense:
Salaries and related costs	67,284	60,349	60,991	61,654	57,593
General and administrative	15,522	15,699	14,342	13,955	12,825
Amortization of core deposit intangibles	532	514	527	547	336
Legal	443	895	868	577	467
Consulting	1,672	671	166	813	5,565
Federal Deposit Insurance Corporation assessments	716	683	504	861	525
Occupancy	7,155	6,903	6,077	6,107	5,840
Information services	7,534	7,061	8,159	7,714	6,120
Net (income) cost from operation and sale of other real estate owned	495	(50)	392	107	211
	101,353	92,725	92,026	92,335	89,482
Income before income tax expense	9,646	10,524	14,376	18,382	13,625
Income tax expense	3,239	1,846	4,415	6,006	3,321
NET INCOME	$6,407	$8,678	$9,961	$12,376	$10,304

Basic income per share	$0.27	$0.39	$0.45	$0.56	$0.60
Diluted income per share	$0.27	$0.39	$0.45	$0.56	$0.59
Basic weighted average number of shares outstanding	23,676,506	22,050,022	22,035,317	22,028,539	17,158,303
Diluted weighted average number of shares outstanding	23,877,376	22,297,183	22,291,810	22,292,734	17,355,076

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2016	Dec. 31, 2015	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $19,072 and $2,079)	$46,356	$32,684	42%
Investment securities (includes $653,825 and $541,151 carried at fair value)	687,081	572,164	20
Loans held for sale (includes $687,683 and $632,273 carried at fair value)	696,692	650,163	7
Loans held for investment (net of allowance for loan losses of $31,305 and $29,278; includes $18,327 and $21,544 carried at fair value)	3,523,551	3,192,720	10
Mortgage servicing rights (includes $133,449 and $156,604 carried at fair value)	148,851	171,255	(13)
Other real estate owned	7,273	7,531	(3)
Federal Home Loan Bank stock, at cost	40,548	44,342	(9)
Premises and equipment, net	67,323	63,738	6
Goodwill	20,366	11,521	77
Other assets	179,211	148,377	21
Total assets	$5,417,252	$4,894,495	11
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$3,823,027	$3,231,953	18
Federal Home Loan Bank advances	883,574	1,018,159	(13)
Accounts payable and other liabilities	119,662	117,251	2
Long-term debt	61,857	61,857	—
Total liabilities	4,888,120	4,429,220	10
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 24,550,219 shares and 22,076,534 shares	511	511	—
Additional paid-in capital	273,168	222,328	23
Retained earnings	251,292	244,885	3
Accumulated other comprehensive income (loss)	4,161	(2,449)	(270)
Total shareholders’ equity	529,132	465,275	14
Total liabilities and shareholders’ equity	$5,417,252	$4,894,495	11%

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Assets:
Cash and cash equivalents	$46,356	$32,684	$37,303	$46,197	$56,864
Investment securities	687,081	572,164	602,018	509,545	476,102
Loans held for sale	696,692	650,163	882,319	972,183	865,322
Loans held for investment, net	3,523,551	3,192,720	3,012,943	2,900,675	2,828,177
Mortgage servicing rights	148,851	171,255	146,080	153,237	121,722
Other real estate owned	7,273	7,531	8,273	11,428	11,589
Federal Home Loan Bank stock, at cost	40,548	44,342	44,652	40,742	34,996
Premises and equipment, net	67,323	63,738	60,544	58,111	49,808
Goodwill	20,366	11,945	11,945	11,945	11,945
Other assets	179,211	147,953	169,576	162,185	147,878
Total assets	$5,417,252	$4,894,495	$4,975,653	$4,866,248	$4,604,403
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$3,823,027	$3,231,953	$3,307,693	$3,322,653	$3,344,223
Federal Home Loan Bank advances	883,574	1,018,159	1,025,745	922,832	669,419
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	9,450
Accounts payable and other liabilities	119,662	117,251	119,900	111,180	80,059
Long-term debt	61,857	61,857	61,857	61,857	61,857
Total liabilities	4,888,120	4,429,220	4,515,195	4,418,522	4,165,008
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	273,168	222,328	222,047	221,551	221,301
Retained earnings	251,292	244,885	236,207	226,246	213,870
Accumulated other comprehensive income (loss)	4,161	(2,449)	1,693	(582)	3,713
Total shareholders’ equity	529,132	465,275	460,458	447,726	439,395
Total liabilities and shareholders’ equity	$5,417,252	$4,894,495	$4,975,653	$4,866,248	$4,604,403

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$40,038	$44	0.44%	$49,376	$24	0.20%
Investment securities	625,695	3,766	2.41%	462,762	2,980	2.58%
Loans held for sale	564,295	5,487	3.90%	590,751	5,664	3.84%
Loans held for investment	3,399,479	37,278	4.38%	2,370,763	26,023	4.41%
Total interest-earning assets	4,629,507	46,575	4.02%	3,473,652	34,691	4.01%
Noninterest-earning assets (2)	402,697			341,539
Total assets	$5,032,204			$3,815,191
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$415,725	492	0.48%	$176,247	180	0.41%
Savings accounts	296,539	254	0.34%	232,582	265	0.46%
Money market accounts	1,187,476	1,364	0.46%	1,064,567	1,135	0.43%
Certificate accounts	835,235	1,525	0.73%	732,189	1,029	0.57%
Total interest-bearing deposits	2,734,975	3,635	0.53%	2,205,585	2,609	0.48%
FHLB advances	896,726	1,419	0.63%	515,958	612	0.48%
Federal funds purchased and securities sold under agreements to repurchase	—	—	—%	41,734	26	0.25%
Long-term debt	61,857	311	1.99%	61,857	265	1.74%
Total interest-bearing liabilities	3,693,558	5,365	0.59%	2,825,134	3,512	0.50%
Noninterest-bearing liabilities	827,763			620,049
Total liabilities	4,521,321			3,445,183
Shareholders’ equity	510,883			370,008
Total liabilities and shareholders’ equity	$5,032,204			$3,815,191
Net interest income (3)		$41,210			$31,179
Net interest spread			3.43%			3.51%
Impact of noninterest-bearing sources			0.12%			0.09%
Net interest margin			3.55%			3.60%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $519 thousand and $445 thousand for the quarters ended March 31, 2016 and March 31, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Net interest income	$35,645	$32,759	$31,509	$30,645	$25,107
Provision for credit losses	1,400	1,900	700	500	3,000
Noninterest income	4,643	8,778	6,884	3,624	10,081
Noninterest expense	36,629	29,542	28,110	29,280	35,666
Income (loss) before income taxes	2,259	10,095	9,583	4,489	(3,478)
Income tax expense (benefit)	717	1,718	2,783	1,635	(3,464)
Net income (loss)	$1,542	$8,377	$6,800	$2,854	$(14)

Net income, excluding merger-related expenses (net of tax) and bargain purchase gain (1)	$4,920	$8,486	$6,288	$5,019	$1,242
Efficiency ratio (2)	90.92%	71.12%	73.22%	85.44%	101.36%
Core efficiency ratio (1)(3)	78.02%	69.95%	73.60%	75.91%	82.29%
Full-time equivalent employees (ending)	903	828	807	757	768

Net gain on mortgage loan origination and sale activities:
Multifamily	$1,529	$2,384	$1,488	$2,314	$939
Other	279	762	422	141	204
	$1,808	$3,146	$1,910	$2,455	$1,143

Production volumes for sale to the secondary market:
Multifamily mortgage originations	$39,094	$53,279	$47,342	$79,789	$24,428
Multifamily mortgage loans sold	47,970	63,779	42,333	72,459	26,173

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding merger-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 30 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding merger-related items.

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Servicing income, net:
Servicing fees and other	$1,441	$1,258	$1,181	$1,135	$886
Amortization of multifamily MSRs	(637)	(551)	(511)	(476)	(454)
Commercial mortgage servicing income	$804	$707	$670	$659	$432

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Commercial
Multifamily	$946,191	$924,367	$866,880	$840,051	$773,092
Other	62,566	79,513	86,567	83,982	83,574
Total commercial loans serviced for others	$1,008,757	$1,003,880	$953,447	$924,033	$856,666

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Beginning balance	$14,651	$13,379	$12,649	$11,013	$10,885
Originations	1,388	1,823	1,241	2,112	582
Amortization	(637)	(551)	(511)	(476)	(454)
Ending balance	$15,402	$14,651	$13,379	$12,649	$11,013
Ratio of MSR carrying value to related loans serviced for others	1.61%	1.54%	1.48%	1.45%	1.36%
MSR servicing fee multiple (1)	3.54	3.42	3.34	3.29	3.16
Weighted-average note rate (loans serviced for others)	4.78%	4.77%	4.82%	4.89%	5.14%
Weighted-average servicing fee (loans serviced for others)	0.45%	0.45%	0.44%	0.44%	0.43%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Available for sale:
Mortgage-backed securities:
Residential	$82,395	$68,101	$91,005	$108,626	$114,175
Commercial	24,630	17,851	24,064	13,352	13,667
Municipal bonds	228,924	171,869	187,083	137,250	122,434
Collateralized mortgage obligations:
Residential	112,176	84,497	100,228	80,612	58,476
Commercial	83,822	79,133	43,807	19,271	19,794
Corporate debt securities	80,852	78,736	82,882	82,698	79,769
U.S. Treasury	41,026	40,964	41,013	41,023	41,015
Total available for sale	$653,825	$541,151	$570,082	$482,832	$449,330
Held to maturity	33,256	31,013	31,936	26,713	26,772
	$687,081	$572,164	$602,018	$509,545	$476,102
Weighted average duration in years
Available for sale	3.9	4.2	3.9	3.9	4.4

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Consumer loans
Single family (1)	$1,231,707	$1,203,180	$1,171,967	$1,182,542	$1,198,605
Home equity and other	275,405	256,373	237,491	216,635	205,200
	1,507,112	1,459,553	1,409,458	1,399,177	1,403,805
Commercial loans
Commercial real estate	661,932	600,703	563,241	547,571	535,546
Multifamily	543,887	426,557	382,392	366,187	352,193
Construction/land development	629,820	583,160	529,871	454,817	402,393
Commercial business	213,084	154,262	158,135	166,216	164,259
	2,048,723	1,764,682	1,633,639	1,534,791	1,454,391
	3,555,835	3,224,235	3,043,097	2,933,968	2,858,196
Net deferred loan fees and costs	(979)	(2,237)	(3,232)	(7,516)	(5,103)
	3,554,856	3,221,998	3,039,865	2,926,452	2,853,093
Allowance for loan losses	(31,305)	(29,278)	(26,922)	(25,777)	(24,916)
	$3,523,551	$3,192,720	$3,012,943	$2,900,675	$2,828,177

(1)
Includes $18.3 million, $21.5 million, $23.8 million, $38.2 million and $52.6 million of single family loans that are carried at fair value at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Beginning balance	$30,659	$27,887	$26,448	$25,628	$22,524
Provision (reversal of provision) for credit losses	1,400	1,900	700	500	3,000
(Charge-offs), net of recoveries	364	872	739	320	104
Ending balance	$32,423	$30,659	$27,887	$26,448	$25,628
Components:
Allowance for loan losses	$31,305	$29,278	$26,922	$25,777	$24,916
Allowance for unfunded commitments	1,118	1,381	965	671	712
Allowance for credit losses	$32,423	$30,659	$27,887	$26,448	$25,628

Allowance as a % of loans held for investment(1) (2)	0.88%	0.91%	0.89%	0.88%	0.87%
Allowance as a % of nonaccrual loans	195.51%	170.54%	138.27%	120.97%	117.48%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.07%, 1.10%, 1.11%, 1.12% and 1.15% at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Beginning balance	$24,699	$27,743	$32,736	$32,798	$25,462
Additions	2,401	4,484	2,118	5,919	10,793	(1)
Reductions:
Recoveries (charge-offs)	364	872	739	320	104
OREO sales	(159)	(916)	(2,756)	(623)	(1,375)
OREO writedowns and other adjustments	(393)	(127)	(399)	—	(90)
Principal paydown, payoff advances and other adjustments	(918)	(5,925)	(2,587)	(4,904)	(864)
Transferred back to accrual status	(2,709)	(1,432)	(2,108)	(774)	(1,232)
Total reductions	(3,815)	(7,528)	(7,111)	(5,981)	(3,457)
Net additions (reductions)	(1,414)	(3,044)	(4,993)	(62)	7,336
Ending balance(2)	$23,285	$24,699	$27,743	$32,736	$32,798

(1)	Additions to NPAs included $7.4 million of acquired nonperforming assets during the quarter ended March 31, 2015.

(2)
Includes $2.6 million, $1.2 million, $1.5 million, $1.2 million and $1.4 million of nonperforming loans guaranteed by the SBA at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$8,923	$12,119	$10,439	$10,259	$14,047
Home equity and other	1,503	1,576	1,608	1,533	1,306
	10,426	13,695	12,047	11,792	15,353
Commercial
Commercial real estate	3,120	2,341	2,540	3,850	3,070
Multifamily	113	119	1,449	1,671	1,005
Construction/land development	1,004	339	—	—	172
Commercial business	1,349	674	3,434	3,995	1,609
	5,586	3,473	7,423	9,516	5,856
Total loans on nonaccrual	$16,012	$17,168	$19,470	$21,308	$21,209	(2)
Nonaccrual loans as a % of total loans	0.45%	0.53%	0.64%	0.73%	0.74%

Other real estate owned:
Consumer
Single family	$435	$301	$916	$1,257	$1,223

Commercial
Commercial real estate	4,070	4,071	4,113	4,332	4,527
Construction/land development	2,768	3,159	3,244	5,839	5,839
	6,838	7,230	7,357	10,171	10,366
Total other real estate owned	$7,273	$7,531	$8,273	$11,428	$11,589

Nonperforming assets:
Consumer
Single family	$9,358	$12,421	$11,355	$11,516	$15,270
Home equity and other	1,503	1,575	1,608	1,533	1,306
	10,861	13,996	12,963	13,049	16,576
Commercial
Commercial real estate	7,190	6,412	6,653	8,182	7,597
Multifamily	113	119	1,449	1,671	1,005
Construction/land development	3,772	3,498	3,244	5,839	6,011
Commercial business	1,349	674	3,434	3,995	1,609
	12,424	10,703	14,780	19,687	16,222
Total nonperforming assets(1)	$23,285	$24,699	$27,743	$32,736	$32,798
Nonperforming assets as a % of total assets	0.43%	0.50%	0.56%	0.67%	0.71%

(1)
Includes $2.6 million, $1.2 million, $1.5 million, $1.2 million and $1.4 million of nonperforming loans guaranteed by the SBA at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

(2)	Included in these balances are $7.4 million of acquired nonperforming loans at March 31, 2015.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

March 31, 2016
Total loans held for investment	$16,075	$4,244	$48,518	$68,837	$3,486,998	$3,555,835
Less: FHA/VA loans(1)	8,329	3,354	32,487	44,170	58,714	102,884
Less: guaranteed portion of SBA loans(2)	—	—	2,615	2,615	9,886	12,501
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$7,746	$890	$13,416	$22,052	$3,418,398	$3,440,450

Loans by segment and class, excluding FHA/VA and guaranteed portion of SBA loans:
Consumer loans
Single family	$2,295	$819	$8,923	$12,037	$1,116,786	$1,128,823
Home equity and other	1,017	71	1,505	2,593	272,812	275,405
	3,312	890	10,428	14,630	1,389,598	1,404,228
Commercial loans
Commercial real estate	2,433	—	1,449	3,882	651,942	655,824
Multifamily	—	—	113	113	543,774	543,887
Construction/land development	—	—	1,003	1,003	628,540	629,543
Commercial business	2,001	—	423	2,424	204,544	206,968
	4,434	—	2,988	7,422	2,028,800	2,036,222
	$7,746	$890	$13,416	$22,052	$3,418,398	$3,440,450
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.23%	0.03%	0.39%	0.64%	99.36%	100.00%

December 31, 2015
Total loans held for investment	$8,503	$3,935	$53,781	$66,219	$3,158,016	$3,224,235
Less: FHA/VA loans(1)	5,762	2,293	36,595	44,650	55,210	99,860
Less: guaranteed portion of SBA loans(2)	—	—	1,177	$1,177	$8,384	$9,561
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,741	$1,642	$17,186	$21,569	$3,102,806	$3,124,375

Loans by segment and class, excluding FHA/VA and guaranteed portion of SBA loans:
Consumer loans
Single family	$1,336	$1,244	$12,119	$14,699	$1,088,621	$1,103,320
Home equity and other	1,095	398	1,576	3,069	253,304	256,373
	2,431	1,642	13,695	17,768	1,341,925	1,359,693
Commercial loans
Commercial real estate	233	—	1,420	1,653	595,331	596,984
Multifamily	—	—	119	119	426,438	426,557
Construction/land development	77	—	339	416	580,501	580,917
Commercial business	—	—	436	436	150,227	150,663
	310	—	2,314	2,624	1,752,497	1,755,121
	$2,741	$1,642	$16,009	$20,392	$3,094,422	$3,114,814
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.09%	0.05%	0.51%	0.65%	99.35%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Accrual
Consumer loans
Single family(1)	$76,892	$74,685	$74,408	$75,655	$74,126
Home equity and other	1,252	1,340	1,395	1,937	2,102
	78,144	76,025	75,803	77,592	76,228
Commercial loans
Commercial real estate	—	—	4,431	19,287	19,516
Multifamily	2,995	3,014	3,019	3,041	3,059
Construction/land development	1,876	3,714	4,332	4,601	5,321
Commercial business	1,580	1,658	1,784	1,869	1,492
	6,451	8,386	13,566	28,798	29,388
	$84,595	$84,411	$89,369	$106,390	$105,616
Nonaccrual
Consumer loans
Single family	$1,642	$2,452	$2,158	$1,419	$1,443
Home equity and other	177	271	181	230	230
	1,819	2,723	2,339	1,649	1,673
Commercial loans
Commercial real estate	995	1,023	1,060	1,087	1,121
Construction/land development	707	—	—	—	—
Commercial business	165	185	195	205	228
	1,867	1,208	1,255	1,292	1,349
	$3,686	$3,931	$3,594	$2,941	$3,022
Total
Consumer loans
Single family(1)	$78,534	$77,137	$76,566	$77,074	$75,569
Home equity and other	1,429	1,611	1,576	2,167	2,332
	79,963	78,748	78,142	79,241	77,901
Commercial loans
Commercial real estate	995	1,023	5,491	20,374	20,637
Multifamily	2,995	3,014	3,019	3,041	3,059
Construction/land development	2,583	3,714	4,332	4,601	5,321
Commercial business	1,745	1,843	1,979	2,074	1,720
	8,318	9,594	14,821	30,090	30,737
	$88,281	$88,342	$92,963	$109,331	$108,638

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $32.9 million, $29.6 million, $29.1 million, $28.4 million and $25.4 million at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Recorded investment of re-defaults(1)
Consumer loans
Single family	$271	$—	$552	$220	$1,498
Home equity and other	—	—	68	—	—
	$271	$—	$620	$220	$1,498

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$452,267	$370,523	$372,070	$387,899	$305,738
Interest-bearing transaction and savings deposits:
NOW accounts	495,467	408,477	452,482	453,366	435,178
Statement savings accounts due on demand	300,952	292,092	296,983	300,214	307,731
Money market accounts due on demand	1,244,064	1,155,464	1,140,660	1,134,687	1,163,656
Total interest-bearing transaction and savings deposits	2,040,483	1,856,033	1,890,125	1,888,267	1,906,565
Total transaction and savings deposits	2,492,750	2,226,556	2,262,195	2,276,166	2,212,303
Certificates of deposit	901,559	732,892	719,208	753,327	751,333
Noninterest-bearing accounts - other	428,718	272,505	326,290	293,160	380,587
Total deposits	$3,823,027	$3,231,953	$3,307,693	$3,322,653	$3,344,223

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.8%	11.5%	11.2%	11.7%	9.1%
Interest-bearing transaction and savings deposits:
NOW accounts	13.0	12.6	13.7	13.6	13.0
Statement savings accounts due on demand	7.9	9.0	9.0	9.0	9.2
Money market accounts due on demand	32.5	35.8	34.5	34.2	34.8
Total interest-bearing transaction and savings deposits	53.4	57.4	57.2	56.8	57.0
Total transaction and savings deposits	65.2	68.9	68.4	68.5	66.1
Certificates of deposit	23.6	22.7	21.7	22.7	22.5
Noninterest-bearing accounts - other	11.2	8.4	9.9	8.8	11.4
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Net interest income	$5,044	$6,981	$8,125	$7,585	$5,627
Noninterest income	67,065	56,631	60,584	69,363	65,292
Noninterest expense	64,722	63,183	63,916	63,055	53,816
Income before income taxes	7,387	429	4,793	13,893	17,103
Income tax expense	2,522	128	1,632	4,371	6,785
Net income	$4,865	$301	$3,161	$9,522	$10,318

Efficiency ratio (1)	89.76%	99.33%	93.02%	81.94%	75.88%
Full-time equivalent employees (ending)	1,361	1,311	1,293	1,207	1,061

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,573,148	$1,648,735	$1,934,151	$2,022,656	$1,606,893
Single family mortgage interest rate lock commitments(2)	$1,803,703	$1,340,148	$1,806,767	$1,882,955	$1,901,238
Single family mortgage loans sold(2)	$1,471,583	$1,830,768	$1,965,223	$1,894,387	$1,316,959

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015		Mar. 31, 2015

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$54,127	$37,727	$49,613	$61,884		$56,289
Loan origination and funding fees	5,328	5,769	6,362	5,635		4,455
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$59,455	$43,496	$55,975	$67,519		$60,744

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	300	281	275	316		306
Loan origination and funding fees / retail mortgage originations(4)	36	38	36	31		30
Composite Margin	336	319	311	347	(5)	336

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)
Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC. In the first quarter of 2015, the Company implemented a new pricing structure where origination fees are no longer charged at funding and instead included in the rate/price of the loan.

(5)
In the second quarter of 2015, we recognized an additional $2.4 million of gain on mortgage loan origination and sale revenue related to the correction of an error in the mortgage loan pipeline valuation. The Composite Margin in the table above has been adjusted to eliminate the impact of this correction.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Servicing income, net:
Servicing fees and other	$11,089	$10,683	$9,955	$8,922	$8,177
Changes in fair value of single family MSRs due to modeled amortization (1)	(7,257)	(7,313)	(8,478)	(9,012)	(9,235)
	3,832	3,370	1,477	(90)	(1,058)
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(28,214)	14,779	(19,396)	18,483	(7,311)
Net gain (loss) from derivatives economically hedging MSR	31,707	(5,321)	22,017	(17,221)	12,234
	3,493	9,458	2,621	1,262	4,923
Mortgage Banking servicing income	$7,325	$12,828	$4,098	$1,172	$3,865

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Single family
U.S. government and agency	$15,302,363	$14,628,596	$13,590,706	$12,361,841	$11,275,491
Other	678,569	719,215	680,481	618,204	634,763
Total single family loans serviced for others	$15,980,932	$15,347,811	$14,271,187	$12,980,045	$11,910,254

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Beginning balance	$156,604	$132,701	$140,588	$110,709	$112,439
Additions and amortization:
Originations	12,316	16,437	19,984	20,405	14,813
Purchases	—	—	3	3	3
Changes due to modeled amortization (1)	(7,257)	(7,313)	(8,478)	(9,012)	(9,235)
Net additions and amortization	5,059	9,124	11,509	11,396	5,581
Changes in fair value due to changes in model inputs and/or assumptions (2)	(28,214)	14,779	(19,396)	18,483	(7,311)
Ending balance	$133,449	$156,604	$132,701	$140,588	$110,709
Ratio of MSR carrying value to related loans serviced for others	0.84%	1.03%	0.93%	1.08%	0.93%
MSR servicing fee multiple (3)	2.91	3.59	3.21	3.72	3.17
Weighted-average note rate (loans serviced for others)	4.07%	4.08%	4.09%	4.10%	4.14%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Shareholders' equity	$529,132	$465,275	$460,458	$447,726	$439,395
Less: Goodwill and other intangibles	(29,126)	(20,266)	(20,250)	(20,778)	(21,324)
Tangible shareholders' equity	$500,006	$445,009	$440,208	$426,948	$418,071

Common shares outstanding	24,550,219	22,076,534	22,061,702	22,065,249	22,038,748

Book value per share	$21.55	$21.08	$20.87	$20.29	$19.94
Impact of goodwill and other intangibles	(1.18)	(0.92)	(0.92)	(0.94)	(0.97)
Tangible book value per share	$20.37	$20.16	$19.95	$19.35	$18.97

Average shareholders' equity	$510,883	$470,635	$460,489	$455,721	$370,008
Less: Average goodwill and other intangibles	(26,645)	(20,195)	(20,596)	(21,135)	(16,698)
Average tangible shareholders' equity	$484,238	$450,440	$439,893	$434,586	$353,310

Return on average shareholders’ equity	5.02%	7.38%	8.65%	10.86%	11.14%
Impact of goodwill and other intangibles	0.27%	0.33%	0.41%	0.53%	0.53%
Return on average tangible shareholders' equity	5.29%	7.71%	9.06%	11.39%	11.67%

Return on average shareholders' equity	5.02%	7.38%	8.65%	10.86%	11.14%
Impact of merger-related expenses (net of tax) and bargain purchase gain	2.64%	0.09%	(0.44)%	1.90%	1.36%
Return on average shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain	7.66%	7.47%	8.21%	12.76%	12.50%

Return on average assets	0.51%	0.71%	0.83%	1.06%	1.08%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.27%	0.01%	(0.05)%	0.19%	0.13%
Return on average assets, excluding merger-related expenses (net of tax) and bargain purchase gain	0.78%	0.72%	0.78%	1.25%	1.21%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding merger-related items, net of tax, noninterest income and noninterest expense, excluding merger-related items, diluted earnings per share, excluding merger-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding merger-related items, net of tax. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended
(in thousands)	Mar. 31, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Consolidated results:
Net income	$6,407	$8,678	$9,961	$12,376	$10,304
Impact of merger-related expenses (net of tax) and bargain purchase gain	3,378	109	(512)	2,165	1,256
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$9,785	$8,787	$9,449	$14,541	$11,560

Net interest income	$40,691	$39,740	$39,634	$38,230	$30,734

Noninterest income	$71,708	$65,409	$67,468	$72,987	$75,373
Deduct: impact of bargain purchase gain	—	(381)	(796)	79	(6,628)
Noninterest income, excluding bargain purchase gain	$71,708	$65,028	$66,672	$73,066	$68,745

Noninterest expense	$101,353	$92,725	$92,026	$92,335	$89,482
Deduct: merger-related expenses	(5,198)	(754)	(437)	(3,208)	(12,165)
Noninterest expense, excluding merger-related expenses	$96,155	$91,971	$91,589	$89,127	$77,317

Efficiency ratio	90.17%	88.18%	85.92%	83.02%	84.33%
Impact of merger-related expenses and bargain purchase gain	4.62%	0.39%	(0.24)%	2.94%	6.61%
Core efficiency ratio, excluding merger-related expenses and bargain purchase gain	85.55%	87.79%	86.16%	80.08%	77.72%

Diluted earnings per common share	$0.27	$0.39	$0.45	$0.56	$0.59
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.14	—	(0.03)	0.09	0.08
Diluted earnings per common share, excluding merger-related expenses (net of tax) and bargain purchase gain	$0.41	$0.39	$0.42	$0.65	$0.67

Return on average tangible shareholders' equity	5.29%	7.71%	9.06%	11.39%	11.67%
Impact of merger-related expenses (net of tax) and bargain purchase gain	2.79%	0.09%	(0.47)%	1.99%	1.42%
Return on average tangible shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain	8.08%	7.80%	8.59%	13.38%	13.09%

Commercial and Consumer Banking Segment results:
Net income (loss)	$1,542	$8,377	$6,800	$2,854	$(14)
Impact of merger-related expenses (net of tax) and bargain purchase gain	3,378	109	(512)	2,165	1,256
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$4,920	$8,486	$6,288	$5,019	$1,242

Net interest income	$35,645	$32,759	$31,509	$30,645	$25,107

Noninterest income	$4,643	$8,778	$6,884	$3,624	$10,081
Deduct: impact of bargain purchase gain	—	(381)	(796)	79	(6,628)
Noninterest income, excluding bargain purchase gain	$4,643	$8,397	$6,088	$3,703	$3,453

Noninterest expense	$36,629	$29,542	$28,110	$29,280	$35,666
Deduct: merger-related expenses	(5,198)	(754)	(437)	(3,208)	(12,165)
Noninterest expense, excluding merger-related expenses	$31,431	$28,788	$27,673	$26,072	$23,501

Efficiency ratio	90.92%	71.12%	73.22%	85.44%	101.36%
Impact of merger-related expenses and bargain purchase gain	12.90%	1.17%	(0.38)%	9.53%	19.07%
Core efficiency ratio, excluding merger-related expenses and bargain purchase gain	78.02%	69.95%	73.60%	75.91%	82.29%